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- --------------------------------------------------------------------------------


                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
/X/  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             LIQUI-BOX CORPORATION

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)


Payment of filing fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies: _______
     (2) Aggregate number of securities to which transaction applies: __________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ____________
     (4) Proposed maximum aggregate value of transaction: ______________________
     (5) Total fee paid: _______________________________________________________


/X/  Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: _______________________________________________

     (2) Form, Schedule or Registration Statement No.: _________________________

     (3) Filing Party: _________________________________________________________

     (4) Date Filed: ___________________________________________________________


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

                             LIQUI-BOX CORPORATION


                              POST OFFICE BOX 494


                          WORTHINGTON, OHIO 43085-0494


                           TELEPHONE: (614) 888-9280


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

LIQUI-BOX CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Liqui-Box Corporation ("Liqui-Box") will be held at the Columbus Marriott North, 6500 Doubletree Avenue, Columbus, Ohio, on Wednesday, April 26, 1995, at 9:00 a.m. (local time) for the following purposes:

          1. To elect four (4) directors to serve for terms of two years each.


          2. To consider and act upon a proposal to amend Section 2 of Article II of the Regulations of Liqui-Box in order to require advance notice of shareholder nominations for election to the Board of Directors.


          3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.


     A copy of the Annual Report for the 1994 fiscal year accompanies this Notice.


                                            By Order of the Board of Directors,


                                            Peter J. Linn

                                            Secretary


Dated: March 18, 1995


WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                             LIQUI-BOX CORPORATION
                              POST OFFICE BOX 494
                          WORTHINGTON, OHIO 43085-0494
                           TELEPHONE: (614) 888-9280

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Liqui-Box Corporation ("Liqui-Box") to be used at its Annual Meeting of Shareholders (the "Annual Meeting") to be held on April 26, 1995, and at any adjournment or adjournments thereof. Common shares represented by properly executed proxies will be voted at the Annual Meeting. Where a choice is specified by the shareholder, the proxy will be voted in accordance with such choice. Any proxy may be revoked at any time insofar as it has not been exercised provided notice of revocation of the proxy is received by Liqui-Box either in writing or in open meeting.

     This Proxy Statement was first mailed to shareholders on or about March 20, 1995.

     February 28, 1995, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. On the record date, 6,269,881 common shares of Liqui-Box were outstanding and entitled to vote. The holders of common shares entitling them to exercise a majority of the voting power of Liqui-Box will constitute a quorum for the Annual Meeting.

     Under the rules of the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the form of proxy for shareholders to mark if they wish either to abstain on a proposal presented for shareholder approval or to withhold authority to vote for one or more nominees for election as a director of Liqui-Box. Common shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy. Abstentions are counted as present for quorum purposes; however, the effect of an abstention on the proposal to approve the proposed amendment to Section 2 of Article II of the Regulations of Liqui-Box is the same as a "no" vote.

     Brokers/dealers, who hold their customers' common shares in street name, may, under the applicable rules of the self-regulatory organizations of which the brokers/dealers are members, sign and submit proxies for such common shares and may vote such common shares on routine matters, which, under such rules, typically include the election of directors, but brokers/dealers may not vote such common shares on other matters, which typically include amendments to the regulations of a corporation, without specific instructions from the customer who owns such common shares. Proxies signed and submitted by brokers/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Such proxies count towards the establishment of a quorum. Broker non-votes on the proposal to approve the proposed amendment to Section 2 of Article II of the Regulations of Liqui-Box will not be considered as votes entitled to be cast in determining the outcome of this proposal.

     Each shareholder is entitled to one vote for each common share held and has cumulative voting rights in the election of directors. A shareholder wishing to exercise cumulative voting must so notify the President, a Vice President or the Secretary of Liqui-Box in writing not less than forty-eight hours before the Annual Meeting. If cumulative voting is requested, each shareholder will have a number of votes equal to the number of directors to be elected multiplied by the number of common shares owned by him and will be entitled to distribute his votes among the nominees as he sees fit. If cumulative voting is requested, as described above, the enclosed proxy would grant discretionary authority to the proxies named therein to cumulate votes and to distribute the votes among the candidates.

                        PRINCIPAL HOLDERS OF SECURITIES

     The following table sets forth, as of February 28, 1995 (except as otherwise indicated), certain information concerning the beneficial ownership of Liqui-Box's common shares by the only persons known to Liqui-Box to own beneficially more than five percent (5%) of the outstanding common shares of Liqui-Box.

                                           COMMON SHARES OF
                                              LIQUI-BOX
           NAME AND                   BENEFICIALLY OWNED (1)(2)
          ADDRESS OF              ----------------------------------
       BENEFICIAL OWNER            AMOUNT             % OF TOTAL (3)
- ------------------------------    ---------           --------------
Samuel B. Davis                   1,064,272(4)             16.7%
6950 Worthington-Galena Road
P. O. Box 494
Worthington, Ohio 43085

Jeanette A. Davis                   631,524(5)             10.1%
6950 Worthington-Galena Road
P. O. Box 494
Worthington, Ohio 43085

Janus Capital Corporation           374,880(6)              6.0%
100 Fillmore Street, Suite 300
Denver, Colorado 80206-4923

- ---------------

(1) As of February 28, 1995, except as otherwise indicated.

(2) Sole voting and investment power, unless otherwise indicated.

(3) The percent of total is based upon the sum of 6,269,881 common shares outstanding on February 28, 1995 and the number of common shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of presently exercisable options.

(4) Includes 109,460 common shares subject to presently exercisable options and 55,982 common shares held for the account of Mr. Davis in the Liqui-Box Corporation Employee Stock Ownership Plan (the "Liqui-Box ESOP"). Supplemental Retirement Discounted Options become exercisable upon termination of employment. See footnote (2) to the table under "OPTIONS GRANTED IN THE LAST FISCAL YEAR." Under the rules of the SEC, options which become exercisable during the next 60 days are deemed to be presently exercisable options. For purposes of determining presently exercisable options, it is assumed that Mr. Davis will not terminate his employment with Liqui-Box during the next 60 days. Also includes 127,027 common shares deposited with Mr. Davis in his capacity as voting trustee of the Voting Trust (the "Voting Trust") created by the Voting Trust and Right of First Refusal Agreement, effective as of September 29, 1993, between M.A. Davis, the beneficial owner of such common shares, and Mr. Davis, both as voting trustee and individually. Mr. Davis exercises sole voting power with respect to the common shares deposited in the Voting Trust. M.A. Davis retains investment power with respect to the common shares deposited in the Voting Trust subject to a right of first refusal in favor of Mr. Davis. The Voting Trust expires on September 29, 2003.

(5) Includes 139,722 common shares held of record by JASAM Foundation ("JASAM") as to which Mrs. Davis, as one of four trustees of JASAM, has shared voting and investment power. The Code of Regulations of JASAM requires the approval of three of the four trustees to vote or dispose of the common shares held by JASAM or to take any other action with respect to such common shares.


(6) Based on information contained in filings with the SEC for the period ending December 31, 1994, Janus Capital Corporation, a registered investment adviser ("Janus"), may be deemed to have shared voting and investment power as to 374,880 common shares held by certain registered investment companies and individual and institutional clients (the "Janus Managed Portfolios") as a result of its role as investment adviser or sub-adviser to the Janus Managed Portfolios. Janus disclaims beneficial ownership of such common shares. In addition, Thomas H. Bailey, who owns approximately 12.2% of Janus and serves as its President and Chairman of the Board, may be deemed, as a result of such positions, to have the power to


                                        2

    exercise or to direct the exercise of such voting and/or investment power that Janus may have with respect to the Liqui-Box common shares held by the Janus Managed Portfolios. However, Mr. Bailey also disclaims beneficial ownership of such common shares.

     The following table sets forth, as of February 28, 1995, certain information with respect to Liqui-Box's common shares owned beneficially by each director of Liqui-Box, each nominee for election as a director of Liqui-Box, each executive officer of Liqui-Box named in the SUMMARY COMPENSATION TABLE and by all directors and executive officers of Liqui-Box as a group:

                                                        COMMON SHARES OF
                                                            LIQUI-BOX
                                                  BENEFICIALLY OWNED (1)(2)(3)
                NAME OF                     -----------------------------------------
            BENEFICIAL OWNER                 AMOUNT                    % OF TOTAL (4)
- ----------------------------------------    ---------                  --------------
Samuel B. Davis                             1,064,272(5)                    16.7%
Jeanette A. Davis                             631,524(6)                    10.1%
Robert S. Hamilton                            122,142(7)                     1.9%
Peter J. Linn                                  78,212(8)                     1.2%
J. Dean Lanier(9)                              22,294(10)                    0.4%
John A. Maginnis                                1,719(11)                    0.0%
Carl J. Aschinger, Jr.                            486                        0.0%
C. William McBee                                    0                        0.0%
All current directors and executive
  officers as a group (6 persons)           1,898,355(12)                   29.7%

- ---------------

 (1) As of February 28, 1995.

 (2) Sole voting and investment power, unless otherwise indicated.

 (3) Supplemental Retirement Discounted Options become exercisable upon termination of employment. See footnote (2) to the table under "OPTIONS GRANTED IN THE LAST FISCAL YEAR." Under SEC rules, options which become exercisable during the next 60 days are deemed to be presently exercisable options. For purposes of determining presently exercisable options, it is assumed that no current executive officer will terminate his employment with Liqui-Box during the next 60 days.

 (4) See footnote (3) to the preceding table.

 (5) See footnote (4) to the preceding table.

 (6) See footnote (5) to the preceding table.

 (7) Does not include 4,746 common shares as to which his wife has sole voting and investment power.

 (8) Includes 17,520 common shares subject to presently exercisable options and 16,530 common shares held for his account in the Liqui-Box ESOP.

 (9) Mr. Lanier served as a director and executive officer of Liqui-Box until his resignation from those positions effective as of October 1, 1994.

(10) Includes 1,366 common shares subject to presently exercisable options and 240 common shares held for his account in the Liqui-Box ESOP.

(11) Includes 1,087 common shares subject to presently exercisable options and 220 common shares held for his account in the Liqui-Box ESOP. Does not include 53 common shares as to which his wife has sole voting and investment power.

(12) Includes, as to all current directors and executive officers of Liqui-Box as a group, 128,067 common shares subject to presently exercisable options and 72,732 common shares held for their respective accounts in the Liqui-Box ESOP.


                             ELECTION OF DIRECTORS

     At the Annual Meeting, four directors will be elected to hold office until the 1997 Annual Meeting of Shareholders and until their respective successors are elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote the common shares represented by such proxy for the election of the persons named in the following table unless the proxy is marked otherwise. In case any person named in the table is unable to serve or is unwilling to accept nomination or election (which is not anticipated), the persons named in the proxy will vote the common shares represented by such proxy for one or more substitute nominees designated by the present Board of Directors. Under Ohio law and Liqui-Box's Code of Regulations, the four nominees for election as directors in the class whose terms expire in 1997 receiving the greatest number of votes will be elected as directors.

     The following individuals have been nominated for election to the class of directors whose terms expire in 1997:

      NAME, AGE,                                 POSITIONS AND OFFICES WITH
    YEAR LIQUI-BOX                            LIQUI-BOX, PRINCIPAL OCCUPATION
DIRECTORSHIP COMMENCED                            AND OTHER DIRECTORSHIPS
- -----------------------    ----------------------------------------------------------------------
Jeanette A. Davis          Director of Liqui-Box; Trustee of JASAM Foundation, a private
  92-1985                    foundation in Columbus, Ohio
Carl J. Aschinger, Jr.     Director of Liqui-Box; Chairman and Chief Executive Officer of The
  56-1985                    Columbus Showcase Company, a manufacturer of retail and bakery deli showcases in Columbus, Ohio; Director of The Huntington National
                             Bank
Peter J. Linn              Senior Vice President, Secretary and Director of Liqui-Box
  53-1984
C. William McBee           Vice President, Administration and Manufacturing of Liqui-Box
  52

     The following directors will continue to serve after the Annual Meeting until the 1996 Annual Meeting of Shareholders:

      NAME, AGE,                                 POSITIONS AND OFFICES WITH
    YEAR LIQUI-BOX                            LIQUI-BOX, PRINCIPAL OCCUPATION
DIRECTORSHIP COMMENCED                            AND OTHER DIRECTORSHIPS
- -----------------------    ----------------------------------------------------------------------
Samuel B. Davis            Chairman, Chief Executive Officer, President and Treasurer of
  53-1977                    Liqui-Box
Robert S. Hamilton         Vice Chairman of Liqui-Box; Director of Lancaster Colony Corporation
  66-1984
John A. Maginnis           Vice President, Sales and Director of Liqui-Box
  42-1994

     Messrs. Davis, Hamilton and Linn have held various offices with Liqui-Box during the past five years. Mr. Maginnis has been Vice President, Sales of Liqui-Box since April, 1991. From April, 1990 to April, 1991, he was a consultant and from 1989 to April, 1990, he was Vice President of Sales and Marketing for CMS Gilbreth Packaging Systems, a subsidiary of Culbro Corporation. Mr. McBee has been a Vice President of Liqui-Box since February, 1994. Prior to February, 1994, he was general manager of Stone Container Corporation, a manufacturer of corrugated cardboard containers. Each other director and nominee for election as a director has had the same principal occupation for the past five years.

     Jeanette A. Davis is the mother of Samuel B. Davis.

     During 1994, there were two meetings of Liqui-Box's Board of Directors. No director attended less than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which that director served, other than Mrs. Davis who attended 67%.

     Liqui-Box has an Audit Committee consisting of Carl J. Aschinger, Jr., Jeanette A. Davis and Robert S. Hamilton. The Audit Committee met one time during 1994. Its function is to review the adequacy of Liqui-Box's system of internal control, to investigate the scope and adequacy of the work of Liqui-Box's auditors and to recommend to the directors a firm of accountants to serve as Liqui-Box's auditors.

     Liqui-Box does not have a compensation committee or a nominating committee separate from the Board as a whole.

          REPORT OF THE BOARD OF DIRECTORS AND STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION


     Notwithstanding anything to the contrary set forth in any of Liqui-Box's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, this Report and the graph set forth on page 10 shall not be incorporated by reference into any such filings.


     Decisions on compensation of Liqui-Box's executive officers are made by the Board of Directors, except that decisions on stock option compensation are made by the Stock Option Committee. Set forth below is a report of the Board addressing Liqui-Box's compensation policies as they affect Samuel B. Davis, the Chief Executive Officer (CEO), Peter J. Linn and John A. Maginnis, the other current executive officers of Liqui-Box, and J. Dean Lanier, who was an executive officer of Liqui-Box until his resignation effective as of October 1, 1994.

COMPENSATION PRINCIPLES

     Liqui-Box's executive compensation program has existed in its present form for approximately ten years and consists of base salary, a bonus based on pretax profits payable under the Liqui-Box Corporation Profit Participation Plan (the "Liqui-Box PPP"), contributions to various savings and stock ownership programs and stock options.

     Liqui-Box recognizes the need for executive compensation to be directly reflective of corporate performance. As such, the philosophy has been for many years, and continues to be, that base salaries should constitute a small portion of the executive officer's total compensation package with the largest portion of his compensation being based on an allocated percentage of pretax profits under the Liqui-Box PPP. This practice applies to the majority of Liqui-Box employees, with the exception that, at lower levels of responsibility, a greater portion of compensation is base salary with less of the employees' total compensation being tied to profit.

     Under the Liqui-Box PPP, pretax profits are calculated quarterly for the first three quarters and are estimated in December for the fourth quarter. Liqui-Box applies a fixed percentage (approximately 33 1/3 percent as determined many years ago) to each quarter's pretax profit to come up with an allocation to be distributed among all the eligible employees in the form of a quarterly bonus. This allocation is further broken down to distribute a greater fixed percentage to those employees who have a more direct impact on corporate profits (CEO, officers, managers) and a smaller fixed percentage to those employees who have a less direct impact on profits. Each employee's share of the pool is further impacted by the number of employees in the overall bonus pool in any year.

     If Liqui-Box's pretax profits increase, the allocation of pretax profit dollars to compensation increases. If pretax profits decrease, so does the allocation of pretax profit dollars to compensation. This directly impacts compensation of executive officers, as well as all other eligible employees.

     The Board believes that this type of compensation has attracted, and continues to attract, the type of executive officers and employees that are critical to the long term success of Liqui-Box. The Board also believes that this type of compensation has led, and will continue to lead, to the solid growth of Liqui-Box while rewarding executive officers and employees for their joint effort to improve profitability.

     Prior to 1992, stock options were not a significant part of Liqui-Box's executive compensation program. During 1992, a determination was made to use stock option grants to create long term incentives to continue the growth in shareholder value. An independent Stock Option Committee was created. The Stock Option Committee adopted guidelines for annual option grants under the 1990 Liqui-Box Stock Option Plan. The guidelines call for annual grants of non-qualified options. The number of non-qualified options to be granted each year is based on a percentage of the executive officer's eligible compensation and the exercise price of the options is 100% of the fair market value of the common shares of Liqui-Box on the date of grant. In addition, the guidelines provide for annual grants of Supplemental Retirement Discounted Options which are exercisable only upon termination of employment. The Supplemental Retirement Discounted Options are intended to encourage executive officers to remain in the employ of Liqui-Box until retirement. See footnote (1) to the table under "OPTIONS GRANTED IN THE LAST FISCAL YEAR." The number of Supplemental Retirement Discounted Options to be granted each year is based on an actuarial formula designed to yield post retirement income equal to a percentage of the executive officer's average compensation over the last five years of his employment by Liqui-Box. The Stock Option Committee believes option grants in accordance with these guidelines will accomplish the objective of linking the compensation of executive officers to increases in shareholder wealth as reflected in the market price of the common shares.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a publicly-held corporation, such as Liqui-Box, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Internal Revenue Service issued proposed regulations on December 15, 1993, which were amended on December 2, 1994, which give some guidance to publicly-held corporations about how to qualify compensatory plans to meet the "performance-based compensation" requirements. The final regulations under
Section 162(m) are not expected to be issued until at least later this year. Liqui-Box has been following this matter closely. Liqui-Box has determined that it is not necessary to modify the Liqui-Box Corporation 1990 Stock Option Plan at this time since compensation paid to executive officers under that Plan would be exempted under the transition provisions of Section 162(m) and the proposed regulations and, therefore, deductible.

     Liqui-Box does not have a policy that requires all compensation payable in 1995 and thereafter to the covered executive officers to be deductible under
Section 162(m). Whenever possible, without distorting or discouraging incentives for performance that enhance the value of Liqui-Box, Liqui-Box will endeavor to cause such compensation to be structured so that all of it will be tax deductible. In all cases, however, whether or not some portion of a covered executive officer's compensation is tax deductible, Liqui-Box will continue to carefully consider the net cost value to Liqui-Box of its compensation decisions.

COMPANY PERFORMANCE AND CEO COMPENSATION

     As indicated above, Liqui-Box's executive compensation program is based, in large part, upon business performance. This pay-for-performance program is exemplified in the compensation of the CEO.

     The Board, has believed, since the mid-1980s when the present executive compensation program was approved, and continues to believe that Mr. Davis' base salary of $70,000, which has been unchanged for several years, is substantially below the base salaries of CEO's in other comparable companies.

     Approximately 92.9% of Mr. Davis' cash compensation for 1994 was paid in the form of a cash bonus under the Liqui-Box PPP. The amount of this bonus is directly tied to the pretax profits of Liqui-Box. Had Liqui-Box failed to make a profit, Mr. Davis, as well as most of the other employees, would have received no bonus under the Liqui-Box PPP.

     Mr. Davis, along with all other executive officers of Liqui-Box, was granted options during 1994 in accordance with the above-described guidelines. The amount of his option grants is directly attributable to the amount of his cash compensation for 1994 and his five year average compensation.

     Submitted by:
       Carl J. Aschinger, Jr.*
       Jeanette A. Davis*
       Samuel B. Davis
       Robert S. Hamilton*
       Peter J. Linn
       John A. Maginnis
- ---------------

     *Member of Stock Option Committee.


                           SUMMARY COMPENSATION TABLE

     The following table summarizes compensation awarded or paid to, or earned by, each of Liqui-Box's executive officers during each of the last three years:


                                                                    LONG TERM
                                                                   COMPENSATION
                                                                   ------------
                                                                      AWARDS
                                                                   ------------
                                          ANNUAL COMPENSATION       SECURITIES
                                          --------------------      UNDERLYING       ALL OTHER
                                          SALARY       BONUS       OPTIONS/SARS     COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR       ($)         ($)           (#)(1)            ($)
- ----------------------------     ----     -------     --------     ------------     ------------
Samuel B. Davis,                 1994     $70,000     $913,144        26,705          $  4,620(2)
  Chairman, Chief                1993     $70,000     $864,671        19,159          $ 14,486
     Executive Officer and       1992     $70,000     $717,640        25,509          $ 16,824
     Treasurer
Peter J. Linn,                   1994     $65,000     $137,546         4,519          $  7,610(2)
  Senior Vice President          1993     $65,000     $127,393         3,510          $ 15,701
     and Secretary               1992     $65,000     $110,468         4,675          $ 14,589

John A. Maginnis,                1994     $70,000     $152,839         3,828          $ 10,110(2)
  Vice President--Sales          1993     $66,923     $140,966         2,751          $ 15,166
                                 1992     $60,000     $115,468         2,808          $ 10,570

J. Dean Lanier,                  1994     $56,296     $100,698             0          $  4,620(2)
  Vice President--               1993     $70,000     $141,671         4,590          $ 14,569
     Manufacturing(3)            1992     $70,000     $122,998         5,663          $ 16,097

- ---------------

(1) During 1994, two different option grants were made to executive officers. See the table under "OPTIONS GRANTED IN THE LAST FISCAL YEAR."

(2) Includes employer contributions to the Liqui-Box ESOP and to the 401(k) portion of the Liqui-Box Corporation Employees' Profit Sharing and Salary Deferral Plan (the "Liqui-Box Profit Sharing and Salary Deferral Plan") during 1994. Does not include amounts allocable to the named executive officers' accounts in the deferred profit-sharing portion of the Liqui-Box Profit Sharing and Salary Deferral Plan for 1994, which amounts will be calculated during 1995 and disclosed as earned in 1994 in next year's proxy statement.

(3) Mr. Lanier resigned his positions as an executive officer and a director of Liqui-Box effective as of October 1, 1994.


                    OPTIONS GRANTED IN THE LAST FISCAL YEAR

     The following table sets forth information concerning individual grants of options made under the 1990 Liqui-Box Stock Option Plan during the last fiscal year to each of the named executive officers. Liqui-Box has never granted stock appreciation rights.

                                                                                            POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED ANNUAL
                   NUMBER OF     % OF TOTAL                                                 RATES OF STOCK PRICE
                   SECURITIES     OPTIONS                                                  APPRECIATION FOR OPTION
                   UNDERLYING    GRANTED TO                                                         TERM(1)
                    OPTIONS     EMPLOYEES IN   EXERCISE       MARKET     EXPIRATION   ----------------------------------
      NAME         GRANTED(#)   FISCAL YEAR   PRICE($/SH)  PRICE($/SH)      DATE          0%           5%        10%
- ----------------- ----------   ------------  -----------  ------------  -----------   ----------  ----------  ----------
Samuel B. Davis     17,803(2)      21.12%       $ 15.75       $31.50         (2)       $ 280,397  $1,037,088  $2,695,848
                     8,902(3)      10.56%       $ 31.50       $31.50      12/26/04     $       0  $  176,350  $  446,906

Peter J. Linn        2,687(2)       3.19%       $ 15.75       $31.50         (2)       $  42,320  $  156,527  $  406,883
                     1,832(3)       2.17%       $ 31.50       $31.50      12/26/04     $       0  $   36,292  $   91,972

John A. Maginnis     1,848(2)       2.19%       $ 15.75       $31.50         (2)       $  29,106  $  199,093  $  810,369
                     1,980(3)       2.35%       $ 31.50       $31.50      12/26/04     $       0  $   39,224  $   99,402

J. Dean Lanier         -0-             0%            --           --         --               --          --          --


- ---------------

(1) The amounts reflected in this table represent certain assumed rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation of the common shares of Liqui-Box over the term of the options. There can be no assurances that the Potential Realizable Values reflected in this table will be achieved.

(2) 1994 Supplemental Retirement Discounted Options. These options are intended to encourage executive officers to remain in the employ of Liqui-Box until retirement and to provide them a supplemental retirement benefit. The options become exercisable upon termination of the executive officer's employment (other than upon termination for cause); provided, however, that the options become fully exercisable upon an earlier change in control of Liqui-Box. If the executive officer's employment is terminated for cause, the options will be cancelled as of the date of such termination. If the executive officer's employment is terminated by reason of retirement or becoming disabled, the options may be exercised at any time thereafter during his lifetime and at any time during the six month period after his death. If the executive officer's employment is terminated by reason of his death, the options may be exercised at any time during the six month period after his death. If the executive officer's employment is terminated for any reason other than retirement, death, disability or cause, the number of options which may be exercised is reduced by a maximum of 25%, if termination is at age 55 or under, to a minimum of 2.5%, if termination is at age 64 (50% to 5% during the same range of years if the executive officer does not sign an agreement not to compete), and the options expire six months after the executive officer's death. The Potential Realizable Values of the options assume an expiration date of five years after each executive officer's normal retirement date.

(3) These options were granted on December 27, 1994, and become exercisable in 25% per year increments beginning on the first anniversary of the grant date; provided, however, that the options become fully exercisable upon an earlier change in control of Liqui-Box. The options are forfeited upon the executive officer's leaving the employ of Liqui-Box, except that if the executive officer's employment is terminated by reason of his death or becoming disabled, the options may be exercised at any time during the six month period after his death or termination of employment, subject to the stated term of the options. If the executive officer enters into competition with Liqui-Box within 18 months after the termination of his employment, the Stock Option Committee may require him to return to Liqui-Box the economic value of any option which was realized during the six month period prior to the date of the termination of his employment.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information with respect to options exercised during the last fiscal year by each of the named executive officers and information concerning unexercised options held at year end by such executive officers:

                                                    NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                    NUMBER OF                      UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                    SECURITIES                           OPTIONS AT                  AT FISCAL
                    UNDERLYING                        FISCAL YEAR-END(#)         YEAR-END($)(1)(2)
                     OPTIONS         VALUE       --------------------------  --------------------------
       NAME        EXERCISED(#)  REALIZED($)(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ------------------ ------------  --------------  -----------  -------------  -----------  -------------
Samuel B. Davis        8,639        $167,424       109,460        65,482     $2,018,729     $ 903,664
Peter J. Linn              0        $      0        17,520        11,392     $  339,168     $ 146,581
John A. Maginnis           0        $      0         1,087         8,300     $    6,301     $  89,619
J. Dean Lanier             0        $      0         1,366         8,887     $    8,401     $ 130,082

- ---------------

(1) All values as shown are pre-tax.

(2) Based on the fiscal year-end closing price of $33.25 per common share.


                             DIRECTOR COMPENSATION

     Directors who are not employees of Liqui-Box receive a $2,500 per quarter retainer.

                             PEER GROUP COMPARISON

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

     The following line graph compares the yearly percentage change in Liqui-Box's cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between Liqui-Box's share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) against the cumulative return of the Wilshire 500 Index and the Dow Jones: Containers/Packaging Industry Group Index for the five year period ended December 31, 1994.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                   AMONG LIQUI-BOX CORPORATION, WILSHIRE 5000
                    AND DOW JONES CONTAINERS/PACKAGING INDEX


                                                                   DOW JONES
                                                                  CONTAINERS/
                                                                   PACKAGING
                                   LIQUI-BOX     WILSHIRE 5000       INDEX
1989                               $  100          $  100          $  100
1990                                  107              94              86
1991                                  121             126             135
1992                                  161             137             147
1993                                  218             153             141
1994                                  193             153             140


     OVERALL -- Each performance graph index begins with a base value of $100. This base is adjusted by annual stock market price changes and cumulative annual dividend payments over the time frame of each index (as specified by the SEC in its disclosure rules).

     LIQUI-BOX CORPORATION -- Stock prices and dividends adjusted for stock splits.

     WILSHIRE 5000 -- The broadest of all indexes, tracking value of all stock issues for which quotes are available. Changes are measured against a base value established in December 31, 1980. This index is market-value weighted.

     DOW JONES: CONTAINERS/PACKAGING INDUSTRY GROUP -- An industry index published by Dow Jones of geographically representative companies in the industry. The index is adjusted to account for stock splits and dividends.

             BOARD OF DIRECTOR INTERLOCKS AND INSIDER PARTICIPATION


     Liqui-Box does not have a compensation committee; therefore, the Board functions as the committee. The Board includes Samuel B. Davis, Peter J. Linn and John A. Maginnis, current executive officers of Liqui-Box, and Robert S. Hamilton, a retired executive officer of Liqui-Box, each of whom participated in Board discussions concerning executive officer compensation. J. Dean Lanier, who served as a member of the Board and as an executive officer of Liqui-Box until his resignation effective as of October 1, 1994, also participated in Board discussions concerning executive officer compensation. In addition, John B. Reinhardt, Jr., Chief Executive Officer and a director of Central Benefits Mutual Insurance Company, sat on the Board of Liqui-Box until his resignation effective as of August 25, 1994. Samuel B. Davis, Chairman of Liqui-Box, sat on the Board of Central Benefits Mutual Insurance Company until his resignation in August, 1994.

                          TRANSACTIONS WITH EXECUTIVES

     Prior to 1982, Liqui-Box had a loan program whereby officers and employees could borrow money for the purchase of common shares of Liqui-Box. Liqui-Box had one unsecured installment loan under this program outstanding to Samuel B. Davis during the 1994 fiscal year. This loan was paid in full on December 28, 1994. Interest at the rate of six percent (6%) per annum was charged on the loan prior to its repayment. During 1994, the largest principal amount outstanding under this loan was $61,842.30.

                PROPOSAL TO AMEND SECTION 2 OF ARTICLE II OF THE
                  REGULATIONS OF LIQUI-BOX IN ORDER TO REQUIRE
                 ADVANCE NOTICE OF SHAREHOLDER NOMINATIONS FOR
                       ELECTION TO THE BOARD OF DIRECTORS

                           [Proposal No. 2 on Proxy]


     The Board of Directors of Liqui-Box has unanimously approved, and for the reasons described below unanimously recommends that the shareholders of Liqui-Box approve, a proposal which amends Section 2 of Article II of the Regulations to require any shareholder who desires to nominate one or more individuals for election as directors of Liqui-Box to submit a written proposal of such nomination to the Secretary of Liqui-Box within a specified period of time prior to the meeting of shareholders at which directors are to be elected. Each such written notice of a proposed nominee must set forth: (1) the name, age and business or residence address of each proposed nominee; (2) the principal occupation or employment of each such nominee; (3) the number of common shares of Liqui-Box owned beneficially and/or of record by each such nominee and the length of time any such common shares have been so owned; (4) the name and residence address of the notifying shareholder; and (5) the number of common shares beneficially owned by the notifying shareholder. The proposed amendment to Section 2 of Article II of the Regulations is set forth in Appendix I attached hereto and made a part hereof.


     Section 1701.55 of the Ohio Revised Code provides that only persons nominated as candidates are eligible for election as directors at a meeting of shareholders. Section 1701.56(A)(3) provides that directors shall have such qualifications as are imposed by the articles or regulations of an Ohio corporation. Liqui-Box's Regulations presently contain no special nomination procedures for directors. Under proposed Section 2 of Article II, no person may be nominated or qualified for election as a director of Liqui-Box by a shareholder unless such person has been proposed in a written notice delivered or mailed to the Secretary of Liqui-Box. In the case of a nominee proposed for election as a director at an annual meeting of shareholders, such written notice would have to be submitted to the Secretary on or before the later of (i) February 1, immediately preceding such annual meeting, or (ii) the sixtieth
(60th) day prior to the first anniversary of the most recent annual meeting of shareholders of Liqui-Box. In the case of a nominee proposed for election as a director at a special meeting of shareholders, such written notice of a proposed nominee would have to be submitted to the Secretary of Liqui-Box no later than the close of business on the seventh (7th) day following the day on which notice of the special meeting was mailed to shareholders.

     If a shareholder attempts to nominate one or more persons for election as a director at any meeting of shareholders without having properly identified each such person in a written notice, each such attempted nomination will be invalid and will be disregarded unless the person acting as chairman of the meeting determines that the facts warrant the acceptance of the proposed nomination.

     The purpose of the nomination provisions is to avoid the possibility of surprise nominations that would preclude management from investigating, and the shareholders from adequately assessing, the competence, experience, integrity and other relevant factors concerning the qualifications of the proposed nominee. In the absence of such provisions, nominations could be made from the floor and such nominees could be elected to the Board of Directors without furnishing information about such nominees to the shareholders in advance for their consideration in accordance with the Exchange Act if such persons do not solicit proxies or limit their proxy solicitation to fewer than ten (10) persons. The Board of Directors of Liqui-Box believes that shareholders are entitled to know basic information about the qualifications of persons nominated for election as directors and that the proposed nomination provisions will substantially assist management in ensuring the availability of such information.

     A possible adverse effect of the proposed nomination provisions may be that a person otherwise qualified to serve as a director and who is proposed for nomination and election by the holders of a sufficient number of the outstanding common shares to elect one director may not be nominated or elected due to inadvertence. Also, the nomination provisions may make it easier for incumbent directors to solicit proxies to resist a dissident slate of directors and, thus, retain their status as directors, even when the dissident nominations might be in the best interest of Liqui-Box and its shareholders. In this sense, the proposed nomination provisions can be viewed as advantageous to incumbent directors and executive officers and may discourage takeover attempts. However, the Board of Directors believes that the benefits to the shareholders of the proposed nomination provisions outweigh any possible disadvantages and that the proposed nomination provisions are reasonable rules to govern the nominating process.

     The affirmative vote of the holders of common shares entitling them to exercise a majority of the voting power of Liqui-Box on such proposal is required to adopt the proposed amendment to Section 2 of Article II of the Regulations.

     THE BOARD OF DIRECTORS OF LIQUI-BOX UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO SECTION 2 OF
ARTICLE II OF THE REGULATIONS. UNLESS OTHERWISE DIRECTED, THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE THE COMMON SHARES REPRESENTED BY ALL PROXIES RECEIVED PRIOR TO THE ANNUAL MEETING, AND NOT PROPERLY REVOKED, IN FAVOR OF THE PROPOSAL TO APPROVE THE AMENDMENT.

                              INDEPENDENT AUDITORS

     The Board of Directors of Liqui-Box has not selected an accounting firm to serve as independent auditors for Liqui-Box for the 1995 fiscal year. As part of the ongoing review of the auditing and tax services required by Liqui-Box, the Audit Committee of the Board of Directors of Liqui-Box has conducted a review and evaluation of the qualifications and capabilities of several accounting firms, including its current accounting firm, to provide such services. Such review has not been completed as of the date of this Proxy Statement. After completing its review of such accounting firms' qualifications and capabilities, the Audit Committee will make its recommendation to the Board of Directors as to the appointment of independent auditors for Liqui-Box for the 1995 fiscal year.

     Ernst & Young is the accounting firm which served as independent auditors for Liqui-Box for the 1994 fiscal year. It is expected that representatives of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                                 ANNUAL REPORT

     The 1994 Annual Report, which includes financial statements and information concerning Liqui-Box's operations during the 1994 fiscal year, accompanies this Proxy Statement.

     LIQUI-BOX WILL PROVIDE, WITHOUT CHARGE, TO ANY PERSON SOLICITED (UPON WRITTEN REQUEST OF SUCH PERSON), A COPY OF LIQUI-BOX'S ANNUAL REPORT ON FORM 10-K FOR THE 1994 FISCAL YEAR, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SEC. SUCH REQUEST SHOULD BE ADDRESSED TO SAMUEL B. DAVIS, CHAIRMAN, LIQUI-BOX CORPORATION, P.O. BOX 494, WORTHINGTON, OHIO 43085-0494.

                                 OTHER MATTERS

     The management and the Board of Directors do not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the common shares represented by the proxy in their discretion as the Board of Directors may recommend. The enclosed proxy is being solicited by the Board of Directors of Liqui-Box which will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of Liqui-Box, personally, by telephone or by telegraph.

                             SHAREHOLDER PROPOSALS


     Any proposals by Liqui-Box shareholders intended to be presented at the 1996 Annual Meeting of Shareholders must be received by Liqui-Box prior to November 18, 1995, in order to be considered for inclusion in Liqui-Box's 1996 Proxy Statement.


                                            By Order of the Board of Directors

                                            Peter J. Linn
                                            Secretary

                                                                      APPENDIX I

                       PROPOSED AMENDMENT TO SECTION 2 OF

             ARTICLE II OF THE REGULATIONS OF LIQUI-BOX CORPORATION

                                   ARTICLE II

                                   DIRECTORS

SECTION 2. QUALIFICATIONS AND NOMINATIONS.

     (A) Directors need not be shareholders.

     (B) Any nominee for election as a director of the corporation may be proposed only by the Board of Directors or by any shareholder entitled to vote for the election of directors. No person, other than a nominee proposed by the Board of Directors, may be nominated for election as a director of the corporation unless such person shall have been proposed in a written notice, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of the corporation at its principal office. In the case of a nominee proposed for election as a director at an annual meeting of shareholders, such written notice of a proposed nominee shall be received by the Secretary of the corporation on or before the later of (i) February 1, immediately preceding such annual meeting or (ii) the sixtieth (60th) day prior to the first anniversary of the most recent annual meeting of shareholders of the corporation held for the election of directors; provided, however, that if the annual meeting for the election of directors in any year is not held on or before the thirty-first
(31st) day next following such anniversary, then the written notice required by this subparagraph (A) shall be received by the Secretary within a reasonable time prior to the date of such annual meeting. In the case of a nominee proposed by a shareholder for election as a director at a special meeting of shareholders at which directors are to be elected, such written notice of a proposed nominee shall be received by the Secretary of the corporation no later than the close of business on the seventh (7th) day following the day on which notice of the special meeting was mailed to shareholders. Each such written notice of a proposed nominee shall set forth: (1) the name, age, business or residence address of each proposed nominee; (2) the principal occupation or employment of each such nominee; (3) the number of common shares of the corporation owned beneficially and/or of record by each such nominee and the length of time any such common shares have been so owned; (4) the name and residence address of the notifying shareholder; and (5) the number of common shares beneficially owned by the notifying shareholder.

     (C) If a shareholder shall attempt to nominate one or more persons for election as a director at any meeting at which directors are to be elected without having identified each such person in a written notice given as contemplated by, and/or without having provided therein the information specified in, subparagraph (B) of this Section, each such attempted nomination shall be invalid and shall be disregarded unless the person acting as chairman of the meeting determines that the facts warrant the acceptance of such nomination.

                             LIQUI-BOX CORPORATION

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 1995

The undersigned hereby constitutes and appoints Jeanette A. Davis, Samuel B. Davis and Peter J. Linn and each of them, with full power of substitution and revocation, as proxy or proxies to appear and vote the common shares of Liqui-Box Corporation ("Liqui-Box") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders on April 26, 1995, and any adjournment thereof, for the following purposes:

1.  Election of four (4) directors for terms expiring in 1997.

   / /  FOR all nominees listed below                  / / WITHHOLD AUTHORITY
        (except as marked to contrary below)*             to vote for all nominees listed below

         Carl J. Aschinger, Jr.   Jeanette A. Davis   Peter J. Linn   C. William McBee

   * (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW:)

- --------------------------------------------------------------------------------

2. Amendment of Section 2 of Article II of the Regulations of Liqui-Box in order to require advance notice of shareholder nominations for election to the Board of Directors.
         / / FOR                 / / AGAINST                / / ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
                                     (Over)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDERS. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER MATTERS ARE BROUGHT BEFORE THE MEETING OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the common shares represented by this proxy.

                                                   Date.........................

                                                   .............................

                                                   .............................
                                                   (Please sign here exactly as
                                                   name appears herein. If
                                                   common shares are registered
                                                   in two names, both should
                                                   sign.) When signing as
                                                   attorney, executor,
                                                   administrator, trustee,
                                                   guardian or corporate
                                                   official, please give your
                                                   full title.